PROMISSORY NOTE

$15,000,000.00
            Spartanburg, South Carolina

December 28, 2007

FOR VALUE RECEIVED, FIRST NATIONAL BANCSHARES, INC. (the “Borrower”), promises to pay to the order of NEXITY BANK (the “Lender”) as provided for in the Loan Agreement (as defined below), the lesser of (i) the principal sum of $15,000,000.00 or (ii) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to that certain Loan Agreement, by and between the Borrower and the Lender, dated of even date herewith (as amended, modified or supplemented from time to time, the “Loan Agreement”), together with interest thereon computed from the date hereof as hereinafter provided (computed on the basis of a 360-day year for the actual number of day in each interest period).

Term

The Term of this Note shall be twelve (12) years.  In the event this Note has not been paid, in accordance with the terms hereof, the principal and all accrued but unpaid interest shall be due and payable on December 28, 2019 (“Maturity”).

Interest

This Note shall bear interest from the date hereof at a rate equal to the Wall Street Journal Prime Rate minus one hundred and twenty five (125) basis points (Prime-1.25%) per annum, floating.  The Borrower will pay the Lender a $15,000 fee upon execution of this Note.

Any past due installments of principal, interest or principal and interest, as the case may be, shall bear interest at the applicable rate set out herein until paid.  Interest shall be computed on the basis of a 360-day year.  After this Note shall become due, whether by acceleration or otherwise, this Note shall bear interest at a rate equal to the Wall Street Journal stated Prime Rate, plus three percent (3%) per annum, floating.  The applicable rates of interest set forth in this Note shall apply both before and after any judgment on the indebtedness evidenced by this Note.

Repayment Terms

           From the date of this Note, on the last day of each calendar quarter, beginning with the March 31, 2008 payment, and continuing through December 31, 2009, the Borrower shall make quarterly installments of accrued and unpaid interest.

Commencing on December 31, 2010 and continuing on the last day of each successive calendar year thereafter, through and including the date of Maturity, the Borrower shall make annual principal payments in an amount equal to the total outstanding principal balance of the Loan as of December 31, 2009 based upon a ten (10) year amortization, plus payments in quarterly installments of accrued and unpaid interest.  All remaining unpaid principal, accrued interest and all other sums and costs incurred by the Lender pursuant to this Agreement with respect to the Loan shall be immediately due and payable on the Maturity Date without notice, presentment or demand of any kind.

Time is of the essence of this Note.  In the event the Borrower fails to make a full payment of any installment of principal or interest due under this Note when due, then to compensate for the extra cost and expenses caused by such late payment, the Borrower shall pay to the Lender a “late charge” in an amount equal to five (5%) percent of the amount of the late payment of principal and/or interest.  Such late charge will be waived if the Borrower makes payment in full within 2 business days of the date such payment is due.  This paragraph shall not be deemed to grant to the Borrower a grace period for the payment of quarterly installments, and such quarterly installments shall be payable on the due dates thereof as elsewhere provided herein.

Prepayment

The Borrower may prepay the principal amount and accrued interest of the Loan at any time, in full or in part, without any penalty.

Security; Default

This Note is secured by that certain Stock Pledge Agreement, between Borrower and Lender, dated of even date herewith (the “Stock Pledge Agreement”).  The terms and conditions of the Stock Pledge Agreement shall be considered parts hereof to the same extent as if written herein, and in the event of a default by the Borrower in any agreement, covenant or condition contained in the Stock Pledge Agreement, or in the event any payment of principal or interest or of principal and interest as the case may be, required to be paid by this Note is not paid when due, or in the event of any other violation or breach of any material term, condition, covenant or provision of this Note, the entire remaining unpaid principal of this Note and all accrued, but unpaid interest thereon, shall immediately be due and payable at the option of the holder hereof.  In the event this Note is placed with an attorney at law for the collection or enforcement, the Borrower agrees to pay all costs of collection or enforcement, including without limitation, court costs and reasonable attorneys fees.

Payments Not to Violate Law

Nothing herein contained nor any transaction related thereto shall be construed or so operate as to require the Borrower to pay interest at a rate greater than it is now lawful in such case to contract for under applicable law, or to make any payment or to do any act contrary to applicable law, and the Lender shall reimburse the Borrower for any interest paid in excess of the highest rate allowed by the applicable law or any other payment which may inadvertently be required to be paid contrary to the applicable law;  and if any clauses or provisions herein contained operate or would prospectively operate to invalidate this Note, in whole, or in part, then such clauses and provisions only shall be held for naught, as though not herein contained, and the remainder of this Note shall remain operative and in full force and effect.

Governing Law

This Note shall be governed by and construed in accordance with the laws of the State of South Carolina.

Modification; Assumption

It is important that the Borrower thoroughly read this Note before it is signed, as well as any other document required in this transaction and which are incorporated herein by reference.  This Note and these documents contain all of the terms and understandings between the Lender and the Borrower relating to this transaction, there being no other terms or understandings unless written.  This Note and other applicable documents cannot be changed orally, but only by written agreement and signed by all parties hereto.  Payment of this Note may not be assumed by third parties without the written consent of the Lender, which consent the Lender is under no obligation to give, and if given, the Lender may condition such consent on a change in the terms and conditions in the loan documents and may require that the original parties remain liable.

Waivers

All parties to this Note, including endorsers, sureties, and guarantors, if any, hereby waive presentment for payment, demand, protest, notice of nonpayment or dishonor and of protest, and any and all other notices and demand whatsoever, and agree to remain bound until the principal and interest are paid in full, notwithstanding any extensions of time for payment which may be granted even though the period or periods of extension be indefinite and notwithstanding any inaction by, or failure to assert any legal rights available to the holder of this Note.

IN WITNESS WHEREOF, the Borrower has caused this instrument to be duly executed under seal as of the day and year first above written.

FIRST NATIONAL BANCSHARES, INC.
Witnesses:

By:
Kitty B. Payne
	Its:	Chief Financial Officer